Exhibit 107
CALCULATION OF FILING FEE TABLE
Form S-1
(Form Type)

Sinda Ltd.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	1	Equity	Common stock, $0.0001 par value per share	Rule 457(a)	12,865,331	$13.25	$170,465,635.75	$0.00013810	$23,541.30
Fees Previously Paid	2	Equity	Common stock, $0.0001 par value per share	Rule 457(a)	7,547,169	$13.25	$99,999,989.25	$0.00013810	$13,810.00
	Total Offering Amounts						$270,465,625.00		$37,351.30
	Total Fees Previously Paid								$13,810.00
	Total Fee Offsets								—
	Net Fee Due								$23,541.30

1
1a. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
1b. Includes the aggregate offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

2
2a. The Registrant previously paid a registration fee of $13,810.00 in connection with initial filing of the Registration Statement on Form S-1 on June 5, 2026.
2b. This Maximum Aggregate Offering Price was originally registered under 457(o) and is now converted to 457(a).